Exhibit 10.14

[GAAS LABS, LLC LOGO]

October 15, 2008

Mimix Holdings, Inc.

10795 Rockley Road

Houston, TX 77099

Ladies and Gentlemen:

As you are aware, following its recent investment in the Series A Preferred Stock of Mimix Holdings, Inc., a Delaware corporation (“Company”), Gaas Labs, LLC, a California limited liability corporation (“Gaas Labs”) beneficially owns in excess of fifty percent of the outstanding shares of capital stock of the Company and has the right to appoint a majority of the members of the Company’s board of directors. As you are also aware, since the date of its investment, Gaas Labs has been actively engaged in the provision of financial and strategic consulting, advisory and other services to the Company (the “Services”) with the aim of furthering the Company’s growth and success.

In consideration of the Services rendered to date and to be rendered in connection with the ongoing operations of the Company in the future, the Company agrees to pay Gaas Labs a monthly amount of compensation equal to the Fee Amount (as defined below), which shall be billed to the Company by Gaas Labs, and shall be due and payable monthly on or before the fifth (5th) day of each calendar month until the earlier of (i) such time as the Gaas Labs and/or its affiliates no longer hold an equity investment in the Company or representation on the Company’s board of directors (after which time Gaas Labs will cease to provide the Services) and (ii) such time as Gaas Labs and the Company agree in writing to modify or terminate the arrangements contemplated hereby.

The “Fee Amount” shall be equal to the greater of (i) $60,000, and (ii) ten percent (10%) of the monthly consolidated operating income of the Company, calculated based on the unaudited consolidated monthly financial statements prepared by the Company internally in accordance with generally accepted accounting principles for each corresponding month of its fiscal year, which financial statements the Company hereby agrees to prepare and deliver to Gaas Labs in accordance with this agreement no later than fifteen (15) calendar days following the last day of the calendar month to which such financial statements relate. In addition, the Company will reimburse Gaas Labs for its expenses incurred in connection with the provision of the Services. Payments made by the Company pursuant to this agreement shall be made by wire transfer of immediately available funds to such account as Gaas Labs shall designate to the Company in writing from time to time.

Gaas Labs may assign its rights and obligations hereunder to any of its affiliates, and shall provide written notice to the Company of any such assignment.

The Company and Gaas Labs hereby agree to the provisions with respect to the Company’s indemnity of Gaas Labs and other matters set forth in Schedule I attached to this letter agreement, the terms of which are incorporated herein in their entirety. Schedule I is an integral part of this letter agreement and shall survive any termination, assignment or expiration of this letter agreement.

This agreement (and any claim or dispute of any kind or nature whatsoever arising out of, or relating to, this letter agreement or Gaas Labs’ engagement hereunder, directly or indirectly, including any claim concerning advice provided pursuant to this letter agreement) shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within that state. Any rights to trial by jury with respect to any claim, action or proceeding, directly or indirectly, arising out of, or relating to, this letter agreement or Gaas Labs’ engagement hereunder are hereby waived by Gaas Labs and the Company.

In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement shall not in any way be affected or impaired thereby.

Please confirm that the foregoing is in accordance with your understandings and agreements with Gaas Labs by signing a copy of this agreement in the space provided below. This letter may be signed in one or more counterparts, which together shall form a binding original, and facsimile signatures shall be deemed binding originals hereunder.

Very truly yours,

GAAS LABS, LLC

By:	/s/ John Ocampo
Name:	John Ocampo
Title:	President

ACCEPTED AND AGREED AS OF

THE DATE FIRST ABOVE WRITTEN:

MIMIX HOLDINGS, INC.

By:	/s/ Rick Montgomery
Name:	Rick Montgomery
Title:	President and Chief Executive Officer

SCHEDULE I

INDEMNIFICATION AGREEMENT

The Company agrees to indemnify Gaas Labs, any controlling person of Gaas Labs and each of their respective directors, officers, employees, consultants, agents, affiliates and representatives (each, an “Indemnified Party”) and hold each of them harmless against any and all losses, claims, damages, penalties, expenses, liabilities, whether joint or several (collectively, “Liabilities”) to which the Indemnified Parties may become liable, directly or indirectly, arising out of, or relating to, the letter agreement to which this Schedule I is attached (the “Letter Agreement”) or Gaas Labs’ or any Indemnified Party’s services thereunder, unless it is finally judicially determined without possibility of appeal that the Liabilities resulted from the gross negligence of Gaas Labs. The Company further agrees to reimburse each Indemnified Party promptly upon request for all expenses (including attorneys’ fees and expenses) as they are incurred by such Indemnified Party in connection with the investigation of, preparation for, defense of, or providing evidence in, any action, claim, suit, proceeding, inquiry or investigation (each and collectively, an “Action”), directly or indirectly, arising out of, or relating to, the Letter Agreement or Gaas Labs’ or any Indemnified Party’s services thereunder, whether or not pending or threatened and whether or not any Indemnified Party is a party to such Action. The Company also agrees that no Indemnified Party shall have any Liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company, directly or indirectly, arising out of, or relating to, the Letter Agreement or Gaas Labs’ or any Indemnified Party’s services thereunder, unless it is finally judicially determined that such Liability resulted from the gross negligence of Gaas Labs.

The Company agrees that, without Gaas Labs’ prior written consent, it will not agree to any settlement of, compromise or consent to the entry of any judgment in or other termination of (each and collectively, a “Settlement”) any Action in respect of which indemnification could be sought hereunder (whether or not Gaas Labs or any other Indemnified Party is an actual or potential party to such Action), unless (a) such Settlement includes an unconditional release of each Indemnified Party from any Liabilities arising out of such Action and (b) the parties agree that the terms of such Settlement shall remain confidential.

The Company and Gaas Labs agree that if any indemnification or reimbursement sought pursuant to the first paragraph of this Schedule I is for any reason unavailable or insufficient to hold any Indemnified Party harmless (except by reason of the gross negligence of Gaas Labs) then, whether or not Gaas Labs is the person entitled to indemnification or reimbursement, the Company and Gaas Labs shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand and Gaas Labs on the other hand, in connection with the transaction to which such indemnification or reimbursement relates or (b) if the allocation provided by clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a), but also the relative fault of the parties as well as any other relevant equitable considerations; provided, however, that in no event shall the amount to be contributed by Gaas Labs exceed the fees actually received by Gaas Labs under the Letter Agreement. The Company agrees that, for the purposes of this paragraph, the relative benefits to the Company and Gaas Labs of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate consideration payable, exchangeable or transferable (or contemplated to be payable, exchangeable or transferable) in such transaction bears to the fees paid or payable to Gaas Labs under the Letter Agreement.

The rights of the Indemnified Parties referred to above shall be in addition to any rights that any Indemnified Party may otherwise have at law, in equity, by contract or otherwise.

[GAAS LABS, LLC LOGO]

December 21, 2010

Mimix Holdings, Inc.

10795 Rockley Road

Houston, TX 77099

Subject: Amendment to GaAs Labs, LLC Services Agreement

Ladies and Gentlemen:

As you are aware, Mimix Holdings, Inc., a Delaware corporation (the “Company”), and GaAs Labs, LLC, a California limited liability corporation (“GaAs Labs”), entered into a services agreement dated October 15, 2008 (the “Original Agreement”), following an investment by GaAs Labs in the Company. The Company and GaAs Labs now desire to amend the Original Agreement as follows:

(i) The definition of “Fee Amount” is hereby deleted in its entirety and replaced with the following:

“The “Fee Amount” shall mean $60,000”.

(ii) The second paragraph of the Original Agreement is hereby amended and restated in its entirety as follows:

“In consideration of the Services rendered to date and to be rendered in connection with the ongoing operations of the Company and/or its corporate parent, M/A-COM Technology Solutions Holdings, Inc. (“Parent”) in the future, the Company agrees to pay GaAs Labs a monthly amount of compensation equal to the Fee Amount (as defined below), which shall be billed to the Company by GaAs Labs, and shall be due and payable monthly on or before the fifth (5th) day of each calendar month until the earlier of any of the following (after which time GaAs Labs will cease to provide the Services and no further Fee Amounts shall be due): (i) such time as GaAs Labs and/or its affiliates no longer hold any equity investment in the Company or Parent or any representation on the Company’s or Parent’s board of directors, (ii) Parent consummates a Public Offering (as defined in Parent’s Second Amended and Restated Certificate of Incorporation in effect on the date of this Agreement), (iii) consummation of a Change in Ownership (as defined in Parent’s Second Amended and Restated Certificate of Incorporation in effect on the date of this Agreement) of Parent and (iv) such time as GaAs Labs and the Company agree in writing to modify or terminate the arrangements contemplated hereby.”

Except as specifically provided above, the Original Agreement shall remain in full force and effect and is hereby ratified and confirmed.

Please confirm that the foregoing is in accordance with your understandings and agreements with GaAs Labs by signing a copy of this agreement in the space provided below. This letter may be signed in one or more counterparts, which together shall form a binding original, and facsimile signatures shall be deemed binding originals hereunder.

Very truly yours,

GAAS LABS, LLC

By:	/s/ John Ocampo
Name:	John Ocampo
Title:	President

ACCEPTED AND AGREED AS OF

THE DATE FIRST ABOVE WRITTEN:

MIMIX HOLDINGS, INC.

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President